Exhibit 99.1

News for Immediate Release
Royale Energy Reports Revenue And Earnings For the Nine Months and Three Months Ended September 30, 2004

SAN DIEGO, Royale Energy Inc (NASDAQ:ROYL) today reported financial results for the nine months and three-month periods ended September 30th, 2004.

Total revenue for the first nine months of 2004 was $17,730,706, an increase of $2,365,542, or 15.4% from the total revenue of $15,365,164 received during the period in 2003. For the first nine months 2004, we achieved a net profit of $2,384,068, a $437,496 decrease from the net profit of $2,821,564 achieved during the same period of 2003. This is attributed to several factors, including increased DD&A (depreciation, depletion, and amortization, a non-cash item) intensifying marketing efforts and the blowout of the Bowerbank Sam #2 well.

The 3rd Qtr of 2004 net profit of $702,861, decreased $646,919 from 3rd-Qtr 2003 net profit of $1,349,780.

Higher oil and natural gas revenue for the nine months ended September 30th, 2004 was mainly due to increases in both natural gas produced and sold during the period and the average price received. The net sales volume for natural gas for the same period in 2004 was approximately 1,461,107 MCF with an average price of $5.40 per MCF, a 93,967, or 6.9% increase form the net sales volume of 1,367,140 MCF with an average price of $4.92 per MCF sold during the same period in 2003.

Don Hosmer, CEO stated that after some non-recurring expenses in the 3rd-Qtr that affected profits, the Company is encouraged by its continued growth in revenue and natural gas production, and the Company is well positioned to capitalize on higher product prices.

Steve Hosmer, Executive Vice President said that Royale Energy is increasing its inventory of 3D surveys and drillable prospects and will be more active in its drilling schedule over the next 12 months; further stating that an operational update on Company activities will be released next week.

ROYALE ENERGY, INC. STATEMENTS OF OPERATIONS
	Three Months Ended 2004 (Unaudited)	September 30, 2003 (Unaudited)	Nine Months Ended 2004 (Unaudited)	September 30, 2003 (Unaudited)
Total Revenues	$5,825,029	$6,327,848	$17,730,706	$15,365,164
Total Costs and Expenses	$4,866,963	$4,192,262	$14,104,741	$10,883,273
Net Income	$ 702,861	$1,349,780	$ 2,384,068	$ 2,821,564
Diluted Earnings Per Share	$0.10	$0.20	$0.34	$0.42
Basic Earnings Per Share	$0.10	$0.21	$0.34	$0.44

Forward Looking Statements

In addition to historical information contained herein, this news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the Company's actual results to differ materially from those in the "forward-looking" statements. While the Company believes its forward looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the Company's control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

About the Company

Headquartered in San Diego, Royale Energy, Inc. engages in the exploration and development of domestic oil and/or natural gas, through the application of modern computer-aided exploration technology. Royale Energy has been a leading producer of oil and natural gas for nearly 20 years. The Company's strength is continually reaffirmed by investors who participate in funding over 50% of the Company's new projects. Additional information about Royale Energy Inc. is available on its Web site at www.ROYL.com